Exhibit 99.1

IAC REPORTS Q1 2021 – Q1 REVENUE INCREASES 28% TO $876 MILLION

NEW YORK— May 6, 2021—IAC (NASDAQ: IAC) released its first quarter results today and separately posted a letter to shareholders from IAC CEO Joey Levin on the Investor Relations section of its website at ir.iac.com.

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q1 2021	Q1 2020	Growth
Revenue	$876.0	$684.1	28%
Operating loss	(11.8)	(312.3)	96%
Net earnings (loss)	329.1	(328.2)	NM
Diluted EPS	3.46	(3.86)	NM
Adjusted EBITDA	48.9	(8.2)	NM

See reconciliations of GAAP to non-GAAP measures beginning on page 11.

Q1 2021 HIGHLIGHTS

•	IAC shareholders are expected to meet on May 14, 2021 to vote on the proposal to effect the Spin-off of Vimeo. If approved, we expect post-spin Vimeo to begin trading on Nasdaq (ticker symbol “VMEO”) on May 25, 2021, after trading on a “when-issued” basis on May 18th through May 24th.

•	Angi Inc. revenue increased 13% year-over-year to $387 million, the highest quarterly growth since Q1 2020.

o	Marketplace Transacting Service Professionals increased 11% year-over-year to a record high of 212,000 and has now grown sequentially for the fifth consecutive quarter. Marketplace Monetized Transactions increased 17% year-over-year to 4.2 million.

o	Angi Services (pre-priced offerings) revenue was $55 million for Q1 2021, increasing 66% year-over-year.

•	Vimeo revenue increased 57% year-over-year to $89 million (accelerating from 54% in Q4 2020) driven by 25% subscriber growth (to nearly 1.6 million) and 27% ARPU growth (to a record high of $233).

o	Operating loss was $0.2 million and Adjusted EBITDA was positive at $2 million.

•	Dotdash revenue increased 48% year-over-year to $65 million, accelerating from 33% in Q4 2020. Operating income increased to $18 million and Adjusted EBITDA increased to $20 million.

•	Search operating income and Adjusted EBITDA were $18 million.

•	Net earnings for Q1 2021 includes a $292 million after-tax unrealized gain related to our investment in MGM Resorts International.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q1 2021	Q1 2020	Growth
Revenue
Angi Inc.	$387.0	$343.6	13%
Vimeo	89.4	57.0	57%
Dotdash	65.4	44.1	48%
Search	181.0	154.4	17%
Emerging & Other	153.2	85.0	80%
Inter-segment eliminations	(0.1)	(0.1)	3%
Total Revenue	$876.0	$684.1	28%
Operating income (loss)
Angi Inc.	$0.1	$(16.3)	NM
Vimeo (a)	(0.2)	(14.6)	99%
Dotdash	18.1	2.4	652%
Search	18.4	(220.6)	NM
Emerging & Other	1.0	(17.9)	NM
Corporate	(49.2)	(45.4)	-8%
Total Operating loss	$(11.8)	$(312.3)	96%
Adjusted EBITDA
Angi Inc.	$23.2	$34.4	-33%
Vimeo (a)	1.8	(11.4)	NM
Dotdash	19.9	7.0	184%
Search	18.4	13.1	40%
Emerging & Other	12.0	(20.0)	NM
Corporate	(26.4)	(31.4)	16%
Total Adjusted EBITDA	$48.9	$(8.2)	NM

(a) Operating loss and Adjusted EBITDA for Vimeo will not agree to Vimeo's results in Vimeo's earnings release due to the allocation to Vimeo of certain IAC corporate expenses as required by the Securities and Exchange Commission for standalone reporting purposes.

Please refer to the IAC Q1 2021 shareholder letter for April 2021 monthly metrics.

Angi Inc.

Please refer to the Angi Inc. Q1 2021 earnings release for further detail.

Vimeo

Please refer to the Vimeo Q1 2021 earnings release for further detail.

Dotdash

•	Revenue increased 48% to $65.4 million due to 99% higher Performance Marketing revenue and 24% higher Display Advertising revenue.

•	Operating income increased $15.7 million to $18.1 million due to Adjusted EBITDA increasing 184% to $19.9 million.

Search

•	Revenue increased 17% to $181.0 million due to a 43% increase at Ask Media Group, partially offset by a 30% decrease at Desktop.

•	Operating income was $18.4 million as compared to a loss of $220.6 million in Q1 2020 reflecting:

o	Prior year Desktop impairments of goodwill ($212.0 million) and intangible assets ($21.4 million)

o	40% higher Adjusted EBITDA driven by the higher Ask Media Group revenue and lower Desktop marketing

Emerging & Other

•	Revenue increased 80% to $153.2 million due primarily to:

o	Care.com revenue increasing to $77.2 million from $18.5 million reflecting a full quarter of results (acquired on February 11, 2020) and the addition of LifeCare (acquired in October 2020)

o	2% growth at Mosaic Group to $51.7 million (ending Q1 2021 with 3.6 million subscribers)

•	Operating income was $1.0 million as compared to a loss of $17.9 million in Q1 2020 reflecting:

o	Adjusted EBITDA of $12.0 million as compared to a loss of $20.0 million in Q1 2020 due primarily to Care.com, which had $13.5 million of transaction-related items in Q1 2020, and higher profits at IAC Films

o	Offset by $6.3 million of income in Q1 2020 due to a reduction in the amount of contingent consideration expected to be paid in connection with a previous Mosaic Group acquisition

Corporate

Operating loss increased $3.8 million due to a $9.1 million increase in stock-based compensation expense due primarily to new grants over the past year, partially offset by $5.0 million lower Adjusted EBITDA losses due primarily to lower transaction-related costs ($7.6 million related to the Match Group separation in Q1 2020 compared to $4.1 million in connection with the anticipated spin-off of Vimeo).

Income Taxes

The Company recorded an income tax provision of $48.8 million in Q1 2021 for an effective tax rate of 13%, which is lower than the statutory rate due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards, partially offset by state taxes. The Company recorded an income tax benefit of $41.4 million in Q1 2020 for an effective tax rate of 11%, lower than the statutory rate primarily due to the non-deductible portion of the Desktop goodwill impairment charge.

Free Cash Flow

For the three months ended March 31, 2021, net cash from operations increased $14.7 million to $53.9 million and Free Cash Flow increased $9.2 million to $33.5 million due primarily to higher Adjusted EBITDA.

	Three Months Ended March 31,
($ in millions, rounding differences may occur)	2021	2020
Net cash provided by operating activities	$53.9	$39.2
Capital expenditures	(20.4)	(14.8)
Free Cash Flow	$33.5	$24.4

VIDEO CONFERENCE CALL

IAC and Angi Inc. will live stream a joint video conference to answer questions regarding their first quarter results on Friday, May 7, 2021, at 8:30 a.m. Eastern Time. This live stream will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC and Angi Inc.’s business. The live stream will be open to the public at ir.iac.com or ir.angi.com.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2021:

•	IAC had 89.1 million common and Class B common shares outstanding.

•	On a consolidated basis, the Company had $3.9 billion in cash and cash equivalents of which IAC held $2.8 billion, Angi Inc. held $777 million and Vimeo held $316 million.

•	On a consolidated basis, the Company had $713 million in long-term debt, all of which was held at Angi Inc.

•	IAC’s economic interest in Angi Inc. was 84.2% and IAC’s voting interest was 98.2%. IAC held 424.5 million shares of Angi Inc.

•	IAC held 139.8 million shares of Vimeo common stock and, if the Spin-off is completed, IAC shareholders will receive 1.6235 shares of post-spin Vimeo common stock for each IAC share held at the completion of the anticipated Spin-off.

•	IAC owned 59 million shares of MGM Resorts International (which is included in long-term investments).

Angi Group’s (a subsidiary of Angi Inc.) $250 million revolving credit facility had no borrowings as of March 31, 2021 and currently has no borrowings.

Vimeo entered into a $100 million revolving credit facility on February 12, 2021. As of March 31, 2021, it had no borrowings and currently has no borrowings.

IAC has 8.0 million shares remaining in its stock repurchase authorization.

Angi Inc. has 18.9 million shares remaining in its stock repurchase authorization.

IAC and Angi Inc. may purchase their shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

OPERATING METRICS

(rounding differences may occur)

	Q1 2021	Q1 2020	Growth
Angi Inc.

Revenue ($ in millions)
Marketplace	$291.1	$258.8	12%
Advertising and Other	70.0	65.4	7%
Total North America	$361.0	$324.1	11%
Europe	26.0	19.5	33%
Total Revenue	$387.0	$343.6	13%

Marketplace Service Requests (in thousands)	7,709	5,968	29%
Marketplace Monetized Transactions (in thousands)	4,193	3,590	17%
Marketplace Revenue per Monetized Transaction	$69	$72	-4%
Marketplace Transacting Service Professionals (in thousands)	212	191	11%
Marketplace Revenue per Transacting Service Professional	$1,375	$1,352	2%
Advertising Service Professionals (in thousands)	40	37	6%

Vimeo

Subscribers (in thousands)	1,587	1,271	25%
Average Revenue per User ("ARPU")	$233	$183	27%

Dotdash
Revenue ($ in millions)
Display Advertising	$37.2	$29.9	24%
Performance Marketing	28.3	14.2	99%
Total Revenue	$65.4	$44.1	48%

Search
Revenue ($ in millions)
Ask Media Group	$143.9	$100.9	43%
Desktop	37.2	53.5	-30%
Total Revenue	$181.0	$154.4	17%

See metric definitions in the Appendix

DILUTIVE SECURITIES

IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	4/30/21	Dilution at:
Share Price			$253.47	$255.00	$260.00	$265.00	$270.00

Absolute Shares as of 4/30/21	86.1		86.1	86.1	86.1	86.1	86.1

Restricted stock, RSUs and non-publicy traded subsidiary denominated equity awards	4.4		1.1	1.1	1.1	1.1	1.1
Options	3.8	$21.12	0.9	0.9	0.9	0.9	0.9
Total Dilution			2.0	2.0	2.0	2.0	2.0
% Dilution			2.3%	2.3%	2.3%	2.3%	2.3%
Total Diluted Shares Outstanding			88.1	88.1	88.1	88.1	88.1

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were exercised or vested on April 30, 2021, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $940.0 million, assuming a stock price of $253.47 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at March 31, 2021. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.

Vimeo, Inc. Equity Awards and the Treatment of the Related Dilutive Effect

For purposes of the presentation of dilution, Vimeo denominated equity awards held by Vimeo employees are assumed to be exercised and settled in Vimeo common shares after the Spin-off; therefore, no dilution from these awards is included in the table above.

Angi Inc. Equity Awards and the Treatment of the Related Dilutive Effect

Certain Angi Inc. equity awards can be settled either in IAC or Angi Inc. common shares at IAC’s election. For purposes of the dilution calculation above, these awards are assumed to be settled in shares of Angi Inc. common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended March 31,
	2021	2020
Revenue	$875,988	$684,124
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	245,681	179,327
Selling and marketing expense	344,266	308,207
General and administrative expense	177,431	173,741
Product development expense	82,410	61,963
Depreciation	19,301	15,492
Amortization of intangibles	18,726	45,759
Goodwill impairment	-	211,973
Total operating costs and expenses	887,815	996,462
Operating loss	(11,827)	(312,338)
Interest expense	(6,680)	(2,217)
Unrealized gain on investment in MGM Resorts International	382,540	-
Other income (expense), net	13,650	(57,448)
Earnings (loss) before income taxes	377,683	(372,003)
Income tax (provision) benefit	(48,782)	41,432
Net earnings (loss)	328,901	(330,571)
Net loss attributable to noncontrolling interests	227	2,372
Net earnings (loss) attributable to IAC shareholders	$329,128	$(328,199)

Per share information attributable to IAC common stock and Class B common stock shareholders:
Basic earnings (loss) per share	$3.70	$(3.86)
Diluted earnings (loss) per share	$3.46	$(3.86)

Stock-based compensation expense by function:
Cost of revenue	$32	$18
Selling and marketing expense	1,538	1,276
General and administrative expense	18,068	33,646
Product development expense	3,064	2,241
Total stock-based compensation expense	$22,702	$37,181

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	March 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$3,915,548	$3,476,188
Marketable debt securities	-	224,979
Accounts receivable, net	293,350	270,453

Other current assets	175,937	147,630
Total current assets	4,384,835	4,119,250

Building, capitalized software, leasehold improvements and equipment, net	279,501	278,251
Goodwill	1,853,513	1,879,438
Intangible assets, net	387,781	405,840
Investment in MGM Resorts International	2,242,698	1,860,158
Long-term investments	306,198	297,643
Other non-current assets	281,753	294,860
TOTAL ASSETS	$9,736,279	$9,135,440

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable, trade	$93,377	$92,173
Deferred revenue	297,580	275,093
Accrued expenses and other current liabilities	385,987	383,562
Total current liabilities	776,944	750,828

Long-term debt, net	705,987	712,277
Income taxes payable	6,590	6,444
Deferred income taxes	76,758	52,593
Other long-term liabilities	221,139	230,378

Redeemable noncontrolling interests	702,841	231,992

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common Stock	83	83

Class B common stock	6	6
Additional paid-in capital	5,660,730	5,909,614
Retained earnings	1,023,170	694,042
Accumulated other comprehensive income (loss)	4,149	(6,170)
Total IAC shareholders' equity	6,688,138	6,597,575
Noncontrolling interests	557,882	553,353
Total shareholders' equity	7,246,020	7,150,928
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$9,736,279	$9,135,440

IAC CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net earnings (loss)	$328,901	$(330,571)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Stock-based compensation expense	22,702	37,181
Amortization of intangibles	18,726	45,759
Depreciation	19,301	15,492
Provision for credit losses	19,391	19,929
Goodwill impairment	-	211,973
Deferred income taxes	47,196	(13,759)
Unrealized gain on investment in MGM Resorts International	(382,540)	-
(Gains) losses on long-term investments in equity securities, net	(1,457)	51,473

Other adjustments, net	(6,189)	10,354
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(42,789)	(27,216)
Other assets	11,679	310
Accounts payable and other liabilities	(8,462)	(7,971)
Income taxes payable and receivable	(929)	1,564
Deferred revenue	28,342	24,653
Net cash provided by operating activities	53,872	39,171
Cash flows from investing activities:
Acquisitions, net of cash acquired	-	(532,857)
Capital expenditures	(20,352)	(14,810)
Proceeds from maturities of marketable debt securities	225,000	-
Purchases of investments	(7,180)	-
Decrease in notes receivable—related party	-	27,691
Other, net	7,551	1,366
Net cash provided by (used in) investing activities	205,019	(518,610)
Cash flows from financing activities:
Principal payments on ANGI Group Term Loan	(6,875)	(3,438)
Proceeds from issuance of Vimeo common stock, net of fees	299,750	-
Debt issuance costs	(1,440)	-
Purchase of Angi Inc. treasury stock	(4,916)	(38,512)
Proceeds from the exercise of IAC stock options	1,471	-
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(22,997)	-
Withholding taxes paid on behalf of Angi Inc. employees on net settled stock-based awards	(48,168)	(3,222)
Purchase of noncontrolling interests	(22,938)	(3,165)
Transfers from Old IAC for periods prior to the MTCH Separation	-	1,720,618

Other, net	526	(465)
Net cash provided by financing activities	194,413	1,671,816
Total cash provided	453,304	1,192,377
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(93)	(2,897)
Net increase in cash and cash equivalents and restricted cash	453,211	1,189,480
Cash and cash equivalents and restricted cash at beginning of period	3,477,110	840,732
Cash and cash equivalents and restricted cash at end of period	$3,930,321	$2,030,212

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended March 31, 2021
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Angi Inc.	$0.1	$2.0	$16.0	$5.1	$23.2
Vimeo	(0.2)	-	0.1	1.9	1.8
Dotdash	18.1	-	0.5	1.2	19.9
Search	18.4	-	-	-	18.4
Emerging & Other	1.0	-	0.4	10.5	12.0
Corporate	(49.2)	20.6	2.2	-	(26.4)
Total	$(11.8)	$22.7	$19.3	$18.7	$48.9

IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended March 31, 2020
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
Angi Inc.	$(16.3)	$25.6	$12.1	$13.0	$-	$-	$34.4
Vimeo	(14.6)	-	0.1	3.1	-	-	(11.4)
Dotdash	2.4	-	0.2	4.4	-	-	7.0
Search	(220.6)	-	0.3	21.4	-	212.0	13.1
Emerging & Other	(17.9)	-	0.3	3.9	(6.3)	-	(20.0)
Corporate	(45.4)	11.6	2.5	-	-	-	(31.4)
Total	$(312.3)	$37.2	$15.5	$45.8	$(6.3)	$212.0	$(8.2)

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, both of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, however, should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

IAC PRINCIPLES OF FINANCIAL REPORTING (continued)

Non-Cash Expenses That Are Excluded From Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans and expense related to awards issued by certain subsidiaries of the Company. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  The Company is currently settling all stock-based awards on a net basis; IAC remits the required tax-withholding amounts for net-settled awards from its current funds.

Please see page 7 for a summary of our dilutive securities, including stock-based awards as of April 30, 2021 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our building, capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as technology, service professional relationships, customer lists and user base, memberships, trade names and content, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions

Angi Inc.

Marketplace Revenue - Primarily reflects domestic marketplace revenue, including consumer connection revenue for consumer matches, revenue from Angi Services (pre-priced) offerings sourced through marketplace platforms and membership subscription revenue from service professionals.

Advertising and Other Revenue - Primarily includes revenue from service professionals under contract for advertising and membership subscription fees from consumers.

Marketplace Service Requests - Fully completed and submitted domestic customer service requests and includes Angi Services requests sourced through marketplace platforms in the period.

Marketplace Monetized Transactions - Fully completed and submitted domestic customer service requests that were matched and paid for by a service professional and includes completed and in-process Angi Services jobs sourced through marketplace platforms in the period.

Marketplace Revenue per Monetized Transaction – Quarterly Marketplace Revenue divided by Marketplace Monetized Transactions.

Marketplace Transacting Service Professionals - The number of marketplace service professionals that paid for consumer matches or performed an Angi Services job sourced through the marketplace platforms in the quarter.

Marketplace Revenue per Transacting Service Professional – Quarterly Marketplace Revenue divided by Marketplace Transacting Service Professionals.

Advertising Service Professionals - The number of service professionals under contract for advertising at the end of the period.

Vimeo

Subscribers – The number of users who have an active subscription to one of Vimeo’s paid plans measured at the end of the relevant period. Vimeo counts each account with a subscription plan as a subscriber. In the case of enterprise customers who maintain multiple accounts across Vimeo’s platforms as part of a single enterprise subscription plan, Vimeo counts only one subscriber. Vimeo does not count team members who have access to a subscriber’s account as additional subscribers.

Average Subscribers – The sum of the number of Subscribers at the beginning and at the end of the relevant measurement period divided by two.

Average Revenue per User (“ARPU”) – The annualized revenue for the relevant period divided by Average Subscribers. For periods that are less than a full year, annualized revenue is calculated by dividing the revenue for that particular period by the number of calendar days in the period and multiplying this value by the number of days in that year.

Dotdash

Display Advertising Revenue – Primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

Performance Marketing Revenue - Primarily includes affiliate commerce and performance marketing commissions generated when consumers are directed from our properties to third-party service providers. Affiliate commerce commissions are generated when a consumer completes a transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-new account basis.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the IAC and Angi Inc. live stream, which will be held at 8:30 a.m. Eastern Time on Friday, May 7, 2021 (with IAC executives participating to answer questions regarding IAC), may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, including the possibility of separating Vimeo from IAC, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to market our products and services in a successful and cost-effective manner, (ii) the display of links to websites offering our products and services in a prominent manner in search results, (iii) changes in our relationship with (or policies implemented by) Google, (iv) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores and social media platforms, (v) the failure or delay of the markets and industries in which our businesses operate to migrate online and the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) our ability to establish and maintain relationships with quality and trustworthy service professionals and caregivers, (viii) the ability of Angi Inc. to successfully implement its brand initiative (which could involve substantial costs, including as a result of a continued negative impact on its organic search placement) and expand Angi Services (its pre-priced offering), (ix) our ability to engage directly with users, subscribers, consumers, service professionals and caregivers directly on a timely basis, (x) our ability to access, collect and use personal data about our users and subscribers, (xi) the ability of our Chairman and Senior Executive, certain members of his family and our Chief Executive Officer to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xii) our inability to freely access the cash of Angi Inc. and its subsidiaries, (xiii) dilution with respect to our investment in Angi Inc., (xiv) certain risks relating to our Vimeo business (its total addressable market may be smaller than expected, it may not have the right product/market fit, its ability to convert free users into subscribers, its ability to scale its business effectively, service interruptions and increased hosting and delivery costs), (xv) our ability to compete, (xvi) adverse economic events or trends (particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, (xvii) our ability to build, maintain and/or enhance our various brands, (xviii) the impact of the COVID-19 outbreak on our businesses, (xix) our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information, as well as cyberattacks experienced by third parties, (xx) the occurrence of data security breaches and/or fraud, (xxi) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxii) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business), (xxiii) changes in key personnel and (xxiv) certain risks related to the Spin-off (the market price of IAC securities could decline if the Spin-off is not completed, some or all of the expected benefits from the Spin-off may not be achieved, increased vulnerability to changing market conditions as a smaller, less diversified company following the completion of the Spin-off, the failure of the Spin-off to qualify as a transaction generally tax-free for U.S. federal income tax purposes, certain conflicts of interest, the value of IAC and Vimeo securities following the Spin-off might be less than the value of IAC securities before the completion of the Spin-off and decreases in the market price of IAC securities following the completion of the Spin-off for a variety of reasons, among other risks).. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies.  We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands.  From the single seed that started as IAC over two decades ago have emerged 10 public companies and generations of exceptional leaders.  We will always evolve, but our basic principles of financially-disciplined opportunism will never change.  IAC today operates Vimeo, Dotdash and Care.com, among many others, and has majority ownership of Angi Inc., which also includes HomeAdvisor Powered by Angi and Handy.  The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Contact Us

IAC/Angi Inc./Vimeo Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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